optionsXpress Announces Second Quarter 2009 Results

CHICAGO, IL, July 24, 2009 – optionsXpress Holdings, Inc. (NasdaqGS: OXPS) today reported results for the three months ended June 30, 2009. Highlights from the second quarter 2009 included:

•	Revenues of $61.7 million, in line with the second quarter of 2008

•	Net income of $16.1 million, or $0.28 per diluted share

•	Daily average revenue trades (DARTs) of 45,100, an increase of 21% year-over-year

•	Net new account growth of 9,000 during the quarter, resulting in 337,300 customer accounts, a 16% increase year-over-year

•	Results reflect the completion of the acquisition of Optionetics on May 4, 2009, including one-time transaction-related expenses of approximately $0.4 million.

“The ability of our customers to invest in a broad range of products in one account led to resiliency in customer assets and allowed us to benefit from record trading demand for equities. The result was an increase in earnings over the first quarter of this year despite continued low short-term interest rates and a weak macroeconomic environment,” remarked David Fisher, Chief Executive Officer of optionsXpress. “In addition, during the quarter, we closed our acquisition of Optionetics and have made good initial progress in the early stages of integrating our brokerage marketing into their educational offerings.”

For the second quarter, total DARTs were 45,100, up 21% from 37,200 during the second quarter of 2008, and down 4% from 46,800 for the first quarter of 2009. Institutional DARTs were 11,900 during the second quarter of 2009. Trades per account on an annualized basis were 34, flat with the second quarter of 2008 and down slightly from 35 in the first quarter of 2009. Also during the second quarter, approximately 10,000 people attended Optionetics’ live events.

Total net revenues increased slightly over the second quarter of 2008 and were up 25% when compared to the first quarter of 2009. Resulting net income was $16.1 million, or $0.28 per diluted share, a 31% decrease from the $23.3 million reported in the second quarter of 2008.

“Average commissions per trade increased 11%, or $1.45, over the first quarter due to an increased percentage of retail trades and a higher retail average commission per trade. In addition, customer assets, a key long-term driver, are up 17% in 2009, giving us confidence that we will be well positioned when interest rates rise and retail options trading activity improves,” commented Adam DeWitt, Chief Financial Officer of optionsXpress. “Finally, our recent acquisition, Optionetics, performed as expected following the transaction, close to breakeven.”

Outlook
Mr. Fisher concluded, “In this challenging macroeconomic environment, we continue to invest aggressively in our business by developing innovative product offerings, such as our new mobile application and Xtend2, our new active trader platform, while keeping an eye towards minimizing operational costs. Our clean balance sheet provides further flexibility in pursuing additional product development initiatives as well as acquisition opportunities. We believe this strategy combining prudent investment with operational efficiency will enable us to deliver good results in the near-term and sustained shareholder value creation in the long-term.”

Conference Call
A conference call will be broadcast live on Friday, July 24, 2009, at 8:00 a.m. Central Time (9:00 a.m. Eastern Time) at http://www.optionsxpress.com/investor. An online replay will be available approximately two hours after the call and can be accessed in the Investor Relations’ Calendar of Events portion of the website.

About optionsXpress Holdings, Inc.

optionsXpress Holdings, Inc., a pioneer in equity options and futures trading, offers an innovative suite of online brokerage services for investor education, strategy evaluation and trade execution. optionsXpress Holdings subsidiaries include optionsXpress, Inc., a retail online brokerage specializing in options and futures, brokersXpress, LLC, an online trading and reporting platform for independent investment professionals, and Open E Cry, LLC, an innovative futures broker offering direct access futures trading for high volume commodities and futures traders through its proprietary software platform, and Optionetics, Inc, a leading provider of investment education services, including live seminars, proprietary software analytics, online and offline educational products and individual coaching to over 40,000 potential investors annually in 12 countries.

More information can be found in the Investor Relations section of optionsXpress’ website at http://www.optionsxpress.com/investor.

Safe Harbor
This press release may contain forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks. We urge you to carefully consider these risks in evaluating the information in this press release, including risks related to general economic conditions, regulatory developments, the competitive landscape, the volume of securities trading generally or by our customers specifically and other risks described in our filings with the Securities and Exchange Commission. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. The forward-looking statements made in this press release relate only to events as of the date of this release. We undertake no ongoing obligation to update these statements.

FOR FURTHER INFORMATION:

Investor Inquiries:
Jim Polson
FD
(312) 553-6730
or
Media Inquiries:
Patrick Van De Wille
FD
(312) 553-6704

optionsXpress Holdings, Inc.
Consolidated Statements of Operations
In thousands, except per share data
(Unaudited)

	Three Months Ended		Change
	6/30/09	6/30/08	$	%
Revenues:
Commissions	$42,008	$40,959	$1,049	3%
Other brokerage related revenue	7,108	8,214	(1,106)	(13%)
Interest revenue and fees	4,489	11,905	(7,416)	(62%)
Interest expense	(61)	(382)	321	(84%)

Net interest revenue and fees	4,428	11,523	(7,095)	(62%)
Education revenues	7,234	—	7,234	n/a
Other income	937	928	9	1%

Net revenues	$61,715	$61,624	$91	0%

Expenses:
Compensation and benefits	$10,434	$7,073	$3,361	48%
Brokerage, clearing and other related expenses	8,047	5,685	2,362	42%
Brokerage advertising	5,005	5,031	(26)	(1%)
Education marketing and fulfillment	4,792	—	4,792	n/a
Depreciation and amortization	2,298	1,767	531	30%
Other general and administrative	5,901	5,066	835	16%

Total expenses	$36,477	$24,622	$11,855	48%

Income before income taxes	25,238	37,002	(11,764)	(32%)
Income taxes	9,165	13,654	(4,489)	(33%)

Net income	$16,073	$23,348	($7,275)	(31%)

Basic earnings per share	$0.28	$0.39	($0.11)	(28%)
Diluted earnings per share	$0.28	$0.39	($0.11)	(28%)

Weighted average shares
outstanding — basic	57,832	60,025	(2,193)	(4%)
Weighted average shares
outstanding — diluted	57,988	60,175	(2,187)	(4%)

	Six Months Ended		Change

	6/30/09	6/30/08	$	%

Revenues:
Commissions	$80,097	$79,888	$209	0%
Other brokerage related revenue	13,405	15,692	(2,287)	(15%)
Interest revenue and fees	8,869	26,278	(17,409)	(66%)
Interest expense	(123)	(1,166)	1,043	(89%)

Net interest revenue and fees	8,746	25,112	(16,366)	(65%)
Education revenues	7,234	—	7,234	n/a
Other income	1,527	1,697	(170)	(10%)

Net revenues	$111,009	$122,389	($11,380)	(9%)

Expenses:
Compensation and benefits	$18,808	$13,732	$5,076	37%
Brokerage, clearing and other related expenses	15,237	10,703	4,534	42%
Brokerage advertising	10,794	9,905	889	9%
Education marketing and fulfillment	4,792	—	4,792	n/a
Depreciation and amortization	4,290	3,445	845	25%
Other general and administrative	10,655	10,103	552	5%

Total expenses	$64,576	$47,888	$16,688	35%

Income before income taxes	46,433	74,501	(28,068)	(38%)
Income taxes	16,804	27,364	(10,560)	(39%)

Net income	$29,629	$47,137	($17,508)	(37%)

Basic earnings per share	$0.51	$0.77	($0.26)	(34%)
Diluted earnings per share	$0.51	$0.77	($0.26)	(34%)

Weighted average shares
outstanding — basic	58,146	61,303	(3,157)	(5%)
Weighted average shares
outstanding — diluted	58,266	61,476	(3,210)	(5%)

optionsXpress Holdings, Inc.
Consolidated Balance Sheets
In thousands
(Unaudited)

	Period Ended		Change
	6/30/09	12/31/08	$	%
Assets:
Cash and cash equivalents	$118,434	$114,450	$3,984	3%
Cash and investments segregated
in compliance with federal regulations	642,476	427,669	214,807	50%
Receivables from brokerage customers, net	126,585	137,502	(10,917)	(8%)
Receivables from brokers, dealers and
clearing organizations	24,111	15,621	8,490	54%
Investments in securities	88,138	89,937	(1,799)	(2%)
Deposits with clearing organizations	72,189	108,409	(36,220)	(33%)
Fixed assets, net	13,970	12,979	991	8%
Goodwill	81,722	44,234	37,488	85%
Other intangible assets, net	8,544	4,569	3,975	87%
Other assets	19,053	16,963	2,090	12%

Total assets	$1,195,222	$972,333	$222,889	23%

Liabilities and stockholders’ equity:

Liabilities
Payables to brokerage customers	$855,232	$675,872	$179,360	27%
Payables to brokers, dealers and clearing
Organizations	168	293	(125)	(43%)
Accounts payable and accrued liabilities	49,469	27,848	21,621	78%
Deferred revenue	8,480	—	8,480	n/a
Current and deferred income taxes	285	25	260	1040%

Total liabilities	913,634	704,038	209,596	30%

Stockholders’ equity	281,588	268,295	13,293	5%

Total liabilities and stockholders’ equity	$1,195,222	$972,333	$222,889	23%

optionsXpress Holdings, Inc.
Statistical Operating Data

	Three Months Ended		Change
	6/30/09	6/30/08	$or #	%

Number of customer accounts
(at period end)(1)	337,300	291,500	45,800	16%
Daily average revenue trades (‘‘DARTs’’) (2)
Retail DARTs	33,200	37,200	(4,000)	(11%)
Institutional DARTs (3)	11,900	n/a	n/a	n/a

Total DARTs	45,100	37,200	7,900	21%
Customer trades per account (4)	34	34	0	0%
Average commission per trade	$14.78	$17.20	($2.42)	(14%)
Option trades as a % of total trades	42%	66%	(24%)
Brokerage advertising expense per net new
customer account (5)	$556	$349	$207	59%
Total client assets (000s)	$5,749,031	$5,705,209	$43,822	1%
Client margin balances (000s)	$122,770	$236,192	($113,422)	(48%)

	Six Months Ended		Change

	6/30/09	6/30/08	$or #	%

Number of customer accounts
(at period end)(1)	337,300	291,500	45,800	16%
Daily average revenue trades (‘‘DARTs’’) (2)
Retail DARTs	32,500	37,600	(5,100)	(14%)
Institutional DARTs (3)	13,500	n/a	n/a	n/a

Total DARTs	46,000	37,600	8,400	22%
Customer trades per account (4)	34	34	0	0%
Average commission per trade	$14.06	$17.01	($2.95)	(17%)
Option trades as a % of total trades	40%	65%	(25%)
Brokerage advertising expense per net new
customer account (5)	$577	$340	$237	70%
Total client assets (000s)	$5,749,031	$5,705,209	$43,822	1%
Client margin balances (000s)	$122,770	$236,192	($113,422)	(48%)

(1) Customer accounts are open, numbered accounts.
(2) DARTs are total revenue-generating trades for a period divided by the number of trading days in that period.
(3) Includes all Open E Cry and other institutional revenue-generating trades beginning in July 2008.
(4) Customer trades per account are total trades divided by the average number of total customer accounts during the period. Customer trades are annualized.
(5) Calculated based on total net new customer accounts opened during the period.

optionsXpress Holdings, Inc.
Segment Information
In thousands

	Three Months Ended		Six Months Ended
	6/30/09	6/30/08	6/30/09	6/30/08
Revenue
Brokerage Services	$54,477	$61,624	$103,771	$122,389
Education	7,304	—	7,304	—
Eliminations	(66)	—	(66)	—

Revenue	$61,715	$61,624	$111,009	$122,389

Income/(loss) before income taxes
Brokerage Services	$25,514	$37,002	$46,709	$74,501
Education	(276)	—	(276)	—

Income before income taxes	$25,238	$37,002	$46,433	$74,501